EX-99.1

SHOE STATION GROUP REPORTS SECOND QUARTER 2026 RESULTS

September 10, 2026

FOR IMMEDIATE RELEASE

FORT MILL, S.C. - Shoe Station Group, Inc. (Nasdaq: SHOE) (the “Company”), a leading omnichannel retailer of footwear and accessories for the family, today reported results for the second quarter ended August 1, 2026 and updated its Fiscal 2026 guidance.

On June 12, 2026, following overwhelming shareholder approval, the Company changed its name to Shoe Station Group, Inc. In connection with the name change, the Company’s common stock began trading on The Nasdaq Stock Market LLC under the symbol SHOE.

Second Quarter 2026 and Back-to-School Highlights

•
Net sales of $284.3 million compared to $306.4 million in the second quarter 2025.
•
Shoe Carnival banner net sales declined 6.5 percent; Shoe Station banner net sales declined 8.4 percent. Sales in both banners were impacted by an increasingly promotional footwear marketplace and by assortments not fully aligned with the customers shopping the stores.
•
Gross profit margin of 31.9 percent, compared to 38.8 percent in the second quarter of 2025, reflecting increased promotional activity, liquidation of aged and excess inventory, and the prior-year benefit from raising prices in advance of tariff-related cost increases.
•
Cash, cash equivalents, and marketable securities of $131.6 million at quarter-end, an increase of $39.7 million compared to the second quarter of 2025; the Company ended the second quarter of 2026 debt-free.
•
Back-to-school comparable store sales improved significantly from second quarter trends, with August comparable store sales down low single digits, supported by improved and more localized assortments.
•
Full year 2026 net sales guidance and non-GAAP adjusted diluted earnings per share (“Adjusted EPS”) guidance lowered to reflect Q2 results and current family footwear industry trends.

“Our second quarter results reflect a footwear marketplace that became increasingly promotional as the quarter progressed. We priced competitively to protect our market position and accelerated the liquidation of aged and excess inventory, both of which pressured our gross profit margin. Sales were further impacted by merchandise assortments that were not fully aligned with the customers shopping our stores. The significant improvement in our fiscal August back-to-school results reflects the better and more localized assortments in athletic footwear,” said Cliff Sifford, Interim President and Chief Executive Officer.

“The majority of our fall merchandise has been allocated with localized assortments, which we expect to further benefit sales performance, and we believe our boot assortment is outstanding. We are supporting the fall season with incremental investment in advertising to drive customer traffic and to communicate our value proposition and product offering. These actions do not change our expectation that the promotional environment will persist through the balance of the year, and our updated guidance reflects that environment. We enter the second half with no debt, $131.6 million of cash and marketable securities, and inventory positioned to serve our customers,” concluded Mr. Sifford.

Second Quarter 2026 Operating Results

Net sales in the second quarter of 2026 were $284.3 million compared to $306.4 million in the second quarter of 2025. Comparable store sales declined 7.1 percent.

By banner:

•
Shoe Carnival net sales were $178.5 million, representing 63 percent of total net sales, and declined 6.5 percent, inclusive of a comparable store net sales decline of 6.3 percent.
•
Shoe Station net sales were $105.7 million, representing 37 percent of total net sales, and declined 8.4 percent, inclusive of a comparable store net sales decline of 8.5 percent.

During the second quarter of 2026, the Company rebannered 20 Shoe Carnival stores into Shoe Station stores, marking 21 total rebanners year-to-date in Fiscal 2026. The Company does not expect to rebanner any additional stores for the remainder of Fiscal 2026.

Gross profit margin in the second quarter of 2026 was 31.9 percent, a decrease of 690 basis points compared to the second quarter of 2025. Merchandise margin decreased 630 basis points compared to the second quarter of 2025. Merchandise margin in the second quarter of 2025 included a temporary benefit from raising prices in advance of increasing tariff-related costs. In the second quarter of 2026, merchandise margins were also impacted by increased promotional activity and product liquidation. Although buying, distribution and occupancy costs decreased compared to the second quarter of 2025, due to lower net sales, these costs reduced gross profit margin by 60 basis points.

Selling, general and administrative expenses (“SG&A”) decreased $10.6 million compared to the second quarter of 2025. As a percent of net sales, SG&A for the second quarter of 2026 was 29.2 percent as compared to 30.6 percent in the second quarter of 2025. The lower SG&A was driven by lower selling costs, primarily advertising and other rebanner-related expenses, and lower performance-based compensation.

Income tax expense in the second quarter of 2026 was $2.3 million and the effective tax rate in the second quarter of 2026 was 26.7% compared to 25.9% in the second quarter of 2025.

Net income for the second quarter of 2026 was $6.3 million, or $0.23 per diluted share, compared to net income of $19.2 million, or $0.70 per diluted share, in the second quarter of 2025.

Year-to-Date 2026 Operating Results

Net sales during the first six months of 2026 (year-to-date 2026) were $555.0 million, a decrease of 5.0 percent compared to the first six months of 2025 (year-to-date 2025). Comparable store sales declined 4.7 percent. By banner, Shoe Carnival comparable store sales declined 4.0 percent and Shoe Station comparable store sales declined 5.8 percent.

Gross profit was $180.7 million in year-to-date 2026, a decrease of $33.9 million compared to year-to-date 2025. Gross profit margin was 32.6 percent in year-to-date 2026 compared to 36.7 percent in year-to-date 2025.

SG&A increased $1.7 million in year-to-date 2026 compared to year-to-date 2025. As a percent of net sales, SG&A for year-to-date 2026 was 32.3 percent compared to 30.3 percent in year-to-date 2025.

Year-to-date 2026 non-GAAP adjusted SG&A (“Adjusted SG&A”) decreased $11.9 million on lower advertising and other rebanner-related costs and lower performance-based compensation. Adjusted SG&A excludes non-recurring charges of $13.6 million incurred in the first quarter of 2026 related to the previously disclosed Chief Executive Officer transition (the “CEO Transition”) and the Company’s strategic review of its rebanner strategy and other operations (the “Strategic Review”).

The Company’s effective tax rate in year-to-date 2026 was 81.8 percent compared to 26.6 percent in year-to-date 2025. The increase was primarily due to the non-deductibility of a portion of the severance paid as part of the CEO Transition. The Company’s non-GAAP adjusted effective tax rate (“Adjusted Tax Rate”) for year-to-date 2026, which excludes the impacts related to the CEO Transition, was 26.8 percent.

Year-to-date 2026 net income was $0.6 million, or $0.02 per diluted share. Year-to-date non-GAAP adjusted net income (“Adjusted Net Income”) and Adjusted EPS, which each exclude the impacts from the non-recurring charges recorded in the first quarter of 2026 discussed above, were $12.5 million and $0.45 per diluted share, respectively, compared to net income of $28.6 million and EPS of $1.04 in the first six months of 2025.

Back-to-School Performance Update

Through the four weeks of fiscal August ended August 29, 2026, net sales declined 3.3 percent and comparable store sales declined 2.7 percent compared to the same period in 2025. This is a significant improvement compared to the comparable store sales decline of 7.1 percent in the second quarter of 2026.

Fiscal 2026 Guidance

The Company is adjusting its previously communicated Fiscal 2026 guidance, which now contemplates:

•
Net sales of $1.100 billion to $1.111 billion, representing a decline of approximately 2 to 3 percent versus Fiscal 2025, inclusive of comparable store sales for the second half of Fiscal 2026 in a range of down 1 percent to up 1 percent;
•
GAAP EPS of $0.32 to $0.47 and Adjusted EPS of $0.75 to $0.90;
•
Gross profit margin of approximately 32.5 to 32.7 percent, representing approximately 390 to 410 basis points of compression versus Fiscal 2025;
•
GAAP SG&A approximately flat versus Fiscal 2025 and a reduction in Adjusted SG&A of approximately $14 million versus Fiscal 2025, inclusive of incremental advertising investment supporting the fall and holiday seasons; and
•
A GAAP tax rate of approximately 37 percent and an Adjusted Tax Rate of approximately 27 percent.

The Company’s Adjusted EPS, reduction in Adjusted SG&A and Adjusted Tax Rate guidance excludes the $13.6 million of non-recurring pre-tax charges related to its CEO Transition and the Strategic Review recorded during the first quarter of 2026. A reconciliation of the adjusted guidance measures to the corresponding GAAP guidance measures is provided in a table at the end of this press release.

Conference Call

Today, at 9:00 a.m. Eastern Time, the Company will host a conference call to discuss its second quarter results. Participants can listen to the live webcast of the call by visiting Shoe Station Group's Investors webpage at investors.shoestationgroupinc.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company’s website shortly after the conclusion of the conference call and will be archived for one year.

About Shoe Station Group

Shoe Station Group, Inc. is one of the nation’s largest omnichannel family footwear retailers, offering a broad assortment of dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of September 10, 2026, the Company operated 421 stores in 35 states and Puerto Rico under its Shoe Carnival and Shoe Station banners and offers shopping at shoecarnival.com and shoestation.com. Headquartered in Fort Mill, SC, and with distribution and support operations located in Evansville, IN, Shoe Station Group, Inc. trades on The Nasdaq Stock Market LLC under the symbol SHOE.

Press releases and annual reports are available on the Company's website at investors.shoestationgroupinc.com.

Contact Information

W. Kerry Jackson

Chief Financial Officer

(812) 867-4034

scvlir@scvl.com

Cautionary Statement Regarding Forward-Looking Information

As used herein, “we,” “our” and “us” refer to Shoe Station Group, Inc. This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties, such as statements about our future growth, execution of our current multi-banner strategy, sales expectations, corporate and store level inventory management, the financial impact of a continuing promotional footwear industry, the success of our advertising investment to drive customer traffic through the fall and holiday seasons, store growth, cost savings, operations and results, cash flows, and shareholder returns. These forward-looking statements necessarily depend upon assumptions, estimates, data and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties, and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “aims,” “on track,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments. A number of factors could cause our actual results, performance, achievements, or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to:

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our ability to increase sales at our existing stores;
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the impact of intense competition and our ability to effectively compete;
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the impact of changes in consumer spending on our business and the impact of our promotional strategies and intensity;
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our ability to successfully manage and execute our marketing and pricing strategies;
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the impact of higher gasoline and energy prices on discretionary spending and our cost of operations;
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our dependence on key suppliers for merchandise and advertising support, and the impact of any loss of any key suppliers;
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the impact of changes in the cost, or a disruption in the flow, of imported goods as a result of trade policy and/or tariffs;

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our ability to manage other risks related to our reliance on imported goods;
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our ability to anticipate, identify and respond to emerging fashion trends;
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our ability to effectively manage our real estate portfolio;
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our ability to manage the risks associated with our e-commerce platform and its impact on traffic and transactions in our physical stores;
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our ability to maintain positive brand perception and recognition;
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our ability to maintain, grow and generate sales from members of our Shoe Perks loyalty program;
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our ability to successfully execute our strategies to grow our business;
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our ability to identify or consummate future acquisitions or achieve expected benefits from and effectively integrate future acquisitions;
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the internal and external impact of a failure of our information technology systems to operate effectively, or in the event such systems are disrupted or compromised;
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our ability to manage the risks associated with our outsourced business processes and other third-party business relationships, including disruptions to our business and increased costs;
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our ability to adapt to emerging technologies that may create disruption to our operations and the retail industry;
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our ability to manage, and the impact of, fluctuating quarterly operating results due to seasonality, weather conditions and other factors;
•
the impact of any physical and financial risk related to the uncertainty of climate change;
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the impact of natural disasters, public health crises, political crises, civil unrest, wars, and other catastrophic events or other events outside of our control on our facilities or the facilities of third parties on which we depend, as well as on our supply chain and access to customers;
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the impact of litigation and reputational risk resulting from a failure to protect the integrity and security of individually identifiable data of our customers and employees, including as a result of a cybersecurity breach;
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the impact of losses or liabilities in excess of our insurance coverage;
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the impact of periodic litigation and other regulatory proceedings, which could result in the unexpected expenditure of time and resources;
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our ability to manage key executive succession and retention, and attract and retain qualified personnel and control labor costs;
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our ability to generate and maintain cash flow and capital necessary to implement our business strategy and meet our other liquidity needs;
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the impact of financial market volatility on the sources and costs of financing available to us;
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the impact of significant non-cash impairment charges in the event our long-lived assets become impaired;
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the impact of the loss of investor confidence in our financial reports and adverse effect on our stock price if we fail to maintain effective internal control over financial reporting;
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the impact of perceptions of the overall retail industry and other macroeconomic conditions on our business and stock;
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the impact and risk of volatility in the stock market and our stock;
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the impact of any changes to our dividend policy or stock repurchase program;
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the impact of any influence over our management and operations exerted by our principal shareholders;
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the impact of our organizational documents and Indiana law on potential acquisition bids for us; and
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other factors described in our SEC filings, including our latest Annual Report on Form 10-K and our subsequent SEC filings.

Financial Tables Follow

SHOE STATION GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Net sales	$284,309	$306,388	$555,039	$584,103
Cost of sales (including buying, distribution and occupancy costs)	193,698	187,580	374,327	369,518
Gross profit	90,611	118,808	180,712	214,585
Selling, general and administrative expenses	82,996	93,580	179,134	177,392
Operating income	7,615	25,228	1,578	37,193
Interest income	(1,011)	(782)	(2,073)	(1,885)
Interest expense	90	77	175	155
Income before income taxes	8,536	25,933	3,476	38,923
Income tax expense	2,277	6,708	2,845	10,355
Net income	$6,259	$19,225	$631	$28,568
Net income per share:
Basic	$0.23	$0.70	$0.02	$1.05
Diluted	$0.23	$0.70	$0.02	$1.04
Weighted average shares:
Basic	27,155	27,339	27,271	27,286
Diluted	27,315	27,455	27,480	27,470

Cash dividends declared per share	$0.17	$0.15	$0.34	$0.30

SHOE STATION GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	August 1,	January 31,	August 2,
	2026	2026	2025
ASSETS
Current Assets:
Cash and cash equivalents	$118,012	$117,091	$78,719
Marketable securities	13,630	13,636	13,198
Accounts receivable	6,267	6,370	8,457
Merchandise inventories	426,623	439,638	449,005
Other	26,178	19,402	24,689
Total Current Assets	590,710	596,137	574,068
Property and equipment – net	173,265	185,610	181,324
Operating lease right-of-use assets	334,247	349,582	338,950
Intangible assets	40,900	40,923	40,945
Goodwill	18,018	18,018	18,018
Other noncurrent assets	10,481	11,473	11,948
Total Assets	$1,167,621	$1,201,743	$1,165,253

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$72,222	$79,170	$68,662
Accrued and other liabilities	23,026	21,199	29,912
Current portion of operating lease liabilities	50,910	58,057	57,889
Total Current Liabilities	146,158	158,426	156,463
Long-term portion of operating lease liabilities	303,692	313,368	303,689
Deferred income taxes	26,832	26,879	23,295
Deferred compensation	13,079	12,114	10,243
Other	1,067	1,290	873
Total Liabilities	490,828	512,077	494,563
Total Shareholders’ Equity	676,793	689,666	670,690
Total Liabilities and Shareholders’ Equity	$1,167,621	$1,201,743	$1,165,253

SHOE STATION GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended
	August 1, 2026	August 2, 2025
Cash Flows From Operating Activities
Net income	$631	$28,568
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,444	16,760
Stock-based compensation	5,191	3,646
Loss on retirement and impairment of assets, net	9,008	1,097
Deferred income taxes	(47)	4,416
Non-cash operating lease expense	26,385	30,660
Other	237	240
Changes in operating assets and liabilities:
Accounts receivable	102	560
Merchandise inventories	13,015	(63,400)
Operating leases	(27,871)	(32,473)
Accounts payable and accrued liabilities	(1,966)	22,508
Other	(7,997)	(8,960)
Net cash provided by operating activities	34,132	3,622

Cash Flows From Investing Activities
Purchases of property and equipment	(14,954)	(24,408)
Investments in marketable securities	(38)	(1,498)
Sales of marketable securities	600	2,970
Net cash used in investing activities	(14,392)	(22,936)

Cash Flows From Financing Activities
Proceeds from issuance of stock	98	97
Dividends paid	(9,633)	(8,531)
Purchase of common stock for treasury	(7,002)	0
Shares surrendered by employees to pay taxes on stock-based compensation awards	(2,274)	(2,213)
Other	(8)	0
Net cash used in financing activities	(18,819)	(10,647)
Net increase (decrease) in cash and cash equivalents	921	(29,961)
Cash and cash equivalents at beginning of period	117,091	108,680
Cash and cash equivalents at end of period	$118,012	$78,719

SHOE STATION GROUP, INC.

GAAP TO NON-GAAP RECONCILIATIONS

The Company’s Adjusted SG&A, Adjusted Net Income, Adjusted EPS and Adjusted Tax Rate for the twenty-six weeks ended August 1, 2026 exclude the impact of the CEO Transition and the Strategic Review charges discussed above, which were all recorded during the first quarter of 2026.

No non-GAAP adjustments were recorded during the second quarter of 2026.

ADJUSTMENTS TO REPORTED SG&A

(In thousands)

(Unaudited)

	Twenty-six Weeks Ended
	August 1, 2026	August 2, 2025
SG&A as reported	$179,134	$177,392
SG&A adjustments:
Long-lived asset impairments and write-offs	(8,304)	0
Former CEO severance	(5,301)	0
Total adjustments to SG&A	(13,605)	0
Non-GAAP Adjusted SG&A	$165,529	$177,392

ADJUSTMENTS TO REPORTED NET INCOME AND PER SHARE AMOUNTS
(In thousands, except per share data)

(Unaudited)

	Twenty-six Weeks Ended August 1, 2026			Twenty-six Weeks Ended August 2, 2025
	Pretax	Net of Tax (1)	Per Share Amounts (2)(3)	Pretax	Net of Tax (1)	Per Share Amounts (2)
Net income as reported		$631	$0.02		$28,568	$1.04
SG&A adjustments:
Long-lived asset impairments and write-offs	$8,304	6,285	0.23	$0	0	0
Former CEO severance	5,301	5,585	0.20	0	0	0
Total adjustments to SG&A	$13,605	11,870	0.43	$0	0	0
Non-GAAP Adjusted Net Income		$12,501	$0.45		$28,568	$1.04

_________________

(1)
The as reported income tax rate for year-to-date 2026 was 81.8% compared to 26.6% for year-to-date 2025. The Adjusted Tax Rate for year-to-date 2026 was 26.8%, which affects the pretax adjustments at a normalized rate of 24.3% and adds back the $1.6 million impact of nondeductible CEO severance payments made in connection with the CEO Transition in the first quarter of 2026.
(2)
Adjusted EPS amounts reflect a 27.5 million diluted share count for each of the twenty-six weeks ended August 1, 2026, and August 2, 2025.
(3)
Per share amounts are computed independently for each line item presented; therefore, the sum of the amounts may differ from each independent calculation.

RECONCILIATION OF GAAP GUIDANCE TO ADJUSTED (NON-GAAP BASIS) GUIDANCE

(Unaudited)

Guidance Metric	GAAP	Non-GAAP Adjustments	Adjusted Non-GAAP
Net Sales	$1.100 to $1.111 Billion	N/A	N/A
EPS	$0.32 to $0.47	$0.43	$0.75 to $0.90
Gross Profit Margin	~32.5% to ~32.7%	N/A	N/A
SG&A Increase (Decrease)	Approximately Flat	$(13.6) Million	$(14) Million
Tax Rate	~37%	~(10)%	~27%

The Company’s Adjusted EPS, reduction in Adjusted SG&A and Adjusted Tax Rate guidance excludes the $13.6 million of pre-tax charges related to its CEO Transition and the Strategic Review recorded during the first quarter of 2026, as disclosed in the GAAP to non-GAAP reconciliation tables above. The Adjusted Tax Rate guidance for Fiscal 2026 affects the $13.6 million pretax charge to SG&A at a normalized rate of 24.3% and adds back $1.6 million of nondeductible CEO severance payments made in connection with the CEO Transition.

Use of Non-GAAP Measures

In this press release, to supplement amounts presented in our consolidated financial statements determined in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses certain non-GAAP financial measures, including reduction in Adjusted SG&A, Adjusted Net Income, Adjusted EPS and Adjusted Tax Rate, as shown in the tables above. These measures adjust for the charges and corresponding impact associated with (1) the CEO Transition, including cash severance, accelerated stock-based compensation, legal fees, payroll taxes, and outplacement fees, and (2) long-lived asset impairments and write-offs in connection with the completion of the Company’s Strategic Review of its rebanner program and other operations, all of which occurred in the thirteen weeks ended May 2, 2026. The unaudited adjusted results should not be construed as an alternative to the reported results determined in accordance with GAAP. These financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures presented by other companies. The Company believes that these non-GAAP financial measures provide useful information to both management and investors to increase comparability to prior periods by adjusting for certain items that may not be indicative of core operating measures and to better identify trends in the Company’s business. The adjusted financial results are used by management to, and allow investors to, evaluate the operating performance of the Company compared to prior periods, when reviewed in conjunction with the Company's GAAP statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the Company's business and operations.